FOR IMMEDIATE RELEASE
VF CORPORATION ANNOUNCES 90% INCREASE IN CASH DIVIDEND;
REAFFIRMS GROWTH TARGET OF 6-8%
Reflects Strong Cash Flow and Continuing Success of
Transformational Strategy Focused on Growth
Will Continue to Invest Aggressively in Building its Brands and in
Lifestyle Brand Acquisitions
New Indicated Annual Dividend of $2.20 Per Share, Up from $1.16
Management will host a webcast and conference call to discuss this announcement tomorrow (Tuesday) morning at 8:30 a.m. ET. The presentation can be accessed via the Company’s website, www.vfc.com, or participants can call 1-800-289-0726 (domestic) or 1-913-981-5545 (international).
Greensboro, N.C., [May 15, 2006] – VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced the next step in its transformational growth plan to enhance shareholder value. The Company’s Board of Directors has voted to increase the cash dividend payable to common shareholders by 90%. The Company also affirmed its commitment to sustaining strong annual revenue growth of 6% to 8%.
“Our growth plan is working, as indicated by three straight years of record sales, earnings and very strong returns on invested capital. This performance, coupled with our robust cash flow, enables VF to deliver higher value directly to our shareholders that is both significant and sustainable, while continuing to invest in our many growth opportunities,” said Mackey J. McDonald, chairman and chief executive officer. “Our dividend increase is an early benefit for shareholders of the success of our ongoing transformation. Today’s announcement is tangible recognition that our strong business performance and financial strength can work in tandem to accomplish our two overarching goals of investing in growth opportunities while providing significant returns to our shareholders. It is a logical complement to our plan to transform VF Corporation.”
VF’s Board voted to increase the Company’s quarterly dividend by 90% to $.55 per share from $.29 per share, payable June 19, 2006 to shareholders of record as of June 9, 2006. This increase results in an indicated annual rate of $2.20 per share.

The dividend increase follows an extensive analysis that confirmed our confidence in our ability to continue to fund our transformation while allowing us to reward our shareholders with a significant dividend increase.
VF’s growth plan centers on building and acquiring dynamic, higher-growth and high margin lifestyle brands by capitalizing on the significant free cash flow generated from our portfolio of heritage brands and our very strong balance sheet. As we have stated previously, this strategy should result in a significant shift in our business mix, with the percentage of revenues coming from our lifestyle businesses expected to grow to 60% by 2009 from 30% in 2005.
Accomplishments to date of our growth plan focused on delivering superior total shareholder returns include:
•	Portfolio transformation. We have significantly changed our business mix by acquiring and successfully integrating strong, growing lifestyle brands including Nautica®, Vans®, Reef®, Napapijri® and Kipling®.

•	Revenue and earnings per share growth since 2003 of 24% and 26%, respectively. We also have expanded our geographical reach; since 2003, international revenues have increased 42% and now represent 25% of total revenues.

•	Gross margin expansion from 37.8% in 2003 to 41.8% in 2005, as we leverage cost efficiencies and technology across our coalitions and success in bringing these capabilities to newly acquired businesses. Operating margins have also increased during this period, while increasing our investment in our brands, people and capabilities to support future growth.

•	Strong cash flow from operations totaling $1.3 billion since 2003. Our heritage businesses – Jeanswear, Imagewear and Intimates – have been strong providers of cash flow. We have ample cash flow to fund both this substantial increase in our dividend payout and our ongoing acquisition and brand building opportunities. Our strong cash generation reflects our ability to sustain high returns on invested capital, which have averaged nearly 16% over the past three years.
Continuing, Mr. McDonald said, “We are committed to leveraging our powerful portfolio of brands to deliver a strong total shareholder return. We believe raising our dividend payout, coupled with healthy earnings growth and disciplined investments in organic growth and accretive acquisition opportunities, represent a strong roadmap for enhancing shareholder returns.”

About the Company
VF Corporation is a leader in branded lifestyle apparel including jeanswear, outdoor products, intimate apparel, image apparel and sportswear. Its principal brands include Wrangler®, Lee®, Riders®, Rustler®, Vanity Fair®, Vassarette®, Bestform®, Lily of France®, Nautica®, John Varvatos®, JanSport®, Eastpak®, The North Face®, Vans®, Reef®, Napapijri®, Kipling®, Lee Sport® and Red Kap®.
VF Corporation’s press releases, annual report and other information can be accessed through the Company’s home page, www.vfc.com.
Cautionary Statement on Forward-looking Statements
Certain statements included in this release are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.
Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include VF’s reliance on a small number of large customers; the financial strength of VF’s customers; changing fashion trends and consumer demand; increasing pressure on margins; VF’s ability to implement its growth strategy; VF’s ability to maintain its distribution and information technology systems; stability of VF’s manufacturing facilities and foreign suppliers; continued use by VF’s suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF’s ability to protect trademarks and other intellectual property rights; maintenance by VF’s licensees of the value of VF’s brands; the overall level of consumer spending; general economic conditions and other factors affecting consumer confidence; fluctuations in the price, availability and quality of raw materials; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF’s financial results is included from time to time in VF’s public reports filed with the Securities and Exchange Commission, including VF’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
# # #
CONTACT:
Cindy Knoebel, CFA
VP, Financial & Corporate Communications
VF Services, Inc.
(212) 841-7141/(336) 424-6189
Media:
Paul Mason
Director, Corporate Communications
VF Corporation
(336) 424-6192
 3